Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
March 12, 2007
Financial Contact:  Ronald B. Pigeon, Chief Financial Officer (805) 269-0012
Media Contact: Kevin Moon, Marketing Director (805) 597-6197

MISSION COMMUNITY BANCORP REPORTS 2006 RESULTS

SAN LUIS OBISPO, CA — March 12, 2007 — Mission Community Bancorp (“MCB”) (OTCBB: MISS), today reported full year 2006 net income of $870 thousand, or $1.02 per diluted share, as compared with $957 thousand, or $1.14 per diluted share, for the same period in 2005.  For the fourth quarter of 2006, MCB reported net income of $348 thousand, or $0.41 per diluted share, compared with $329 thousand, or $0.40 per diluted share, for 2005.

President and chief executive officer Anita M. Robinson remarked, “While our interest income rose in 2006 as compared to 2005, our total interest expense increased even more, indicating escalating costs of funding and the rise in short term interest rates over the past 18 months.  This will continue to be a challenge for all banks, as the net interest margin will reflect these adjustments.”

MCB’s total assets were $158 million as of December 31, 2006, a 1% increase over the prior year of $156 million.  Outstanding loans totaled $123 million, a $4 million, or 3%, increase over the prior year-end.  Deposits decreased $3 million, or 3%, over the same year to $124 million at the end of 2006.

Mission Community Bank is locally owned and operated with full service offices in San Luis Obispo, Paso Robles, Arroyo Grande and a Business Banking Center in San Luis Obispo.  As a Department of the Treasury Certified Community Development Financial Institution, Mission Community Bank has been the recipient of several awards for its success in small business lending and community development banking services and is an SBA Preferred Lender.

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Mission Community Bancorp
Selected Financial Results — Unaudited
(in thousands, except share and per-share data)

	Quarter Ended		$	Percent	Year Ended		$	Percent
			Increase	Increase			Increase	Increase
	12/31/2006	12/31/2005	(Decrease)	(Decrease)	12/31/2006	12/31/2005	(Decrease)	(Decrease)
Summary of Operations
Interest income	$2,931	2,755	176	6%	$11,354	9,435	1,919	20%
Interest expense	1,218	876	342	39%	4,441	2,879	1,562	54%
Net interest income	1,713	1,879	(166)	-9%	6,913	6,556	357	5%
Provision for loan losses	(100)	25	(125)	-500%	—	75	(75)	-100%
Net interest income after provision	1,813	1,854	(41)	-2%	6,913	6,481	432	7%
Non-interest income	339	78	261	335%	635	805	(170)	-21%
Securities gains(losses)	—	—	—	NM	—	—	—	NM
Non-interest expense	1,589	1,387	202	15%	6,139	5,714	425	7%
Income before taxes	563	545	18	3%	1,409	1,572	(163)	-10%
Income taxes	215	216	(1)	0%	539	615	(76)	-12%
Net income	$348	329	19	6%	$870	957	(87)	-9%

Period End Balances
Earning assets	$148,146	131,164	16,982	13%	$148,146	145,290	2,856	2%
Total loans	122,799	103,376	19,423	19%	122,799	119,475	3,324	3%
Total assets	158,169	139,249	18,920	14%	158,169	156,288	1,881	1%
Total deposits	124,281	112,836	11,445	10%	124,281	127,588	(3,307)	-3%
Total shareholders’ equity	$12,153	10,027	2,126	21%	$12,153	10,981	1,172	11%

Per Share Data
Basic earnings per share	$0.44	0.43	0.01	2%	$1.10	1.25	(0.15)	-12%
Diluted earnings per share	0.41	0.40	0.01	2%	1.02	1.14	(0.12)	-11%
Cash dividends declared per share	$0.12	0.12	—	0%	$0.12	0.12	—	0%

Average Balances
Earning assets	$143,760	127,336	16,424	13%	$140,894	130,695	10,199	8%
Total loans	122,114	103,507	18,607	18%	118,303	108,289	10,014	9%
Total assets	153,840	137,123	16,717	12%	150,889	140,344	10,545	8%
Total deposits	123,721	112,382	11,339	10%	121,038	115,016	6,022	5%
Total shareholders’ equity	$11,828	9,825	2,003	20%	$11,555	10,451	1,104	11%

Performance Ratios
Return on average equity (ROE)	11.7%	13.3%		-12%	7.5%	9.2%	-1.6%	-18%
Return on average assets (ROA)	0.90%	0.95%		NM	0.58%	0.68%	-0.10%	NM
Net interest margin	4.73%	5.87%		-19%	4.91%	5.02%	-0.11%	-2%
Efficiency	77.4%	70.9%		9%	81.3%	77.6%	3.7%	5%
Leverage ratio				NM			—	NM

Asset Quality Data
Allowance for loan losses	1,026	1,094		-6%	1,026	1,141	(115)	-10%
Allowance to ending loans	0.84%	1.06%		-21%	0.84%	0.96%	-0.12%	NM
Net charge-offs (recoveries)	4	26		-85%	115	28	87	311%
Net charge-offs to average loans	0.01%	0.10%		NM	0.10%	0.03%	0.07%	NM
Non-performing loans	240	206		17%	240	76	164	216%
Non-performing assets	240	206		17%	240	76	164	216%
Non-performing assets to total assets	0.15%	0.15%		NM	0.15%	0.05%	0.10%	NM
Provision for loan losses to average loans	-0.32%	0.10%		NM	0.00%	0.07%	-0.07%	NM
Allowance to non-performing loans	428%	531%		-19%	428%	1501%	-1073%	-71%

NM - Not Meaningful

Forward Looking Statements

This press release includes forward-looking information, which is subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act and the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this press release the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “commit,” “believe” and similar expressions, the Company intends to identify forward-looking statements.